Exhibit (a)(9)


                SUPPLEMENT NO. 1 DATED NOVEMBER 21, 2003 TO THE
OFFER TO PURCHASE, CONSENT SOLICITATION STATEMENT AND CHANGE IN CONTROL NOTICE
              DATED OCTOBER 15, 2003, AS AMENDED NOVEMBER 5, 2003

                                AIRBORNE, INC.
                          ---------------------------
   THE AMENDED TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
                        NEW YORK CITY TIME, ON FRIDAY,
                DECEMBER 5, 2003, UNLESS THE OFFER IS EXTENDED.
                          ---------------------------

     Airborne, Inc. ("Airborne") is hereby amending and supplementing the terms of its Tender Offer (as defined below) to holders (each, a "Holder") of its 5.75% Convertible Senior Notes due 2007 (the "Notes"), as set forth below under the heading "The Tender Offer," upon the terms and subject to the conditions set forth in the Offer to Purchase, Consent Solicitation Statement and Change in Control Notice, dated October 15, 2003, as amended November 5, 2003 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and this Supplement No. 1, dated November 21, 2003 (this "Supplement"). Except as provided herein, this Supplement does not alter the terms and conditions previously set forth in the Offer to Purchase. The procedures for tendering Notes in the Tender Offer remain unchanged. Holders who wish to tender their Notes can use the previously distributed Consent and Letter of Transmittal (as defined in the Offer to Purchase).

     HOLDERS CAN NO LONGER ELECT TO PARTICIPATE IN THE PREVIOUSLY
ANNOUNCED CHANGE IN CONTROL OFFER (AS DEFINED IN THE OFFER TO PURCHASE), WHICH EXPIRED AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 20, 2003.

                              THE TENDER OFFER
 OFFER TO PURCHASE ANY AND ALL OUTSTANDING 5.75% CONVERTIBLE SENIOR NOTES
                          DUE 2007 OF AIRBORNE, INC.
                       AND THE SOLICITATION OF CONSENTS

     Airborne is now offering (the "Tender Offer") to purchase any and all outstanding Notes for, at the Holder's election, either:

      o a cash payment of $1,080 per $1,000 principal amount of Notes (the "All Cash Consideration"); or

      o a cash payment of $993.65 plus 42.7599 shares of common stock, par value $0.01, of ABX Air, Inc. ("ABX Air") per $1,000 principal amount of Notes (the "Cash and Stock Consideration"), with cash paid in lieu of fractional shares;

in each case plus accrued and unpaid interest to, but excluding, the Acceptance Date (as defined in the Offer to Purchase). The Tender Offer will expire at 11:59 p.m., New York City time, on December 5, 2003, unless extended by Airborne (such time and date, as the same may be extended, the "Expiration Date").

     In addition, as a part of the Tender Offer, Airborne is also soliciting (the "Solicitation") consents (the "Consents") from the Holders to the adoption of the proposed amendments (the "Proposed Amendments") to the Registration Rights Agreement (as defined in the Offer to Purchase). To receive either the All Cash Consideration or the Cash and Stock Consideration, Holders must tender (and not validly withdraw) Notes and provide the corresponding Consents in the Tender Offer in the manner described in the Offer to Purchase. Airborne is not offering any separate or additional payment for Consents in the Tender Offer from the payment for the Notes themselves. Airborne's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the Tender Offer is subject to the conditions set forth in the Offer to Purchase. The effectiveness of the Proposed Amendments require the receipt of Consents from Holders of at least a majority in aggregate principal amount of Registrable Securities (as defined in the Registration Rights Agreement) (the "Requisite Consents"). The valid tender of Notes to the Tender Offer will constitute the giving of Consent with respect to such Notes. The valid withdrawal of tendered Notes from the Tender Offer will constitute the revocation of Consent with respect to such Notes and the valid revocation of Consent will constitute the withdrawal of the related Notes from the Tender Offer. Holders may not deliver Consents without tendering the related Notes to the Tender Offer or revoke Consents delivered in the Tender Offer without withdrawing the related Notes from the Tender Offer. Notes tendered and Consents delivered in the Tender Offer may be withdrawn and revoked at any time prior to the Expiration Date.

        The Dealer Manager for the Tender Offer and the Soliciation Agent
                           for the Solicitation is:

                           DEUTSCHE BANK SECURITIES

November 21, 2003

                                   IMPORTANT

     If you are a Holder of Notes, and you wish to tender your Notes in the Tender Offer, you should either (i) complete and sign the Consent and Letter of Transmittal (or a facsimile thereof) previously furnished to you in accordance with the instructions thereto, mail or deliver the Consent and Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary and tender your Notes pursuant to the procedures for book-entry transfer set forth in "The Tender Offer - Procedures for Tendering Notes and Delivering Consents in the Tender Offer" in the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or nominee to tender your Notes.

                                   * * * * *

     Questions and requests for assistance or for additional copies of the Offer to Purchase, this Supplement to the Offer to Purchase, the Consent and Letter of Transmittal or other tender offer materials may be directed to D.F. King & Co. (the "Information Agent") or, Deutsche Bank Securities, the dealer manager and the solicitation agent for the transactions (in its capacity as such, the "Dealer Manager" and the "Solicitation Agent") at their respective addresses and telephone numbers set forth on the back cover of this Supplement.

     This Supplement constitutes neither an offer to purchase Notes nor a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. The delivery of this Supplement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of Airborne or any of its subsidiaries or affiliates since the date hereof.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Supplement and, if given or made, such information or representation may not be relied upon as having been authorized by Airborne, the Dealer Manager, the Solicitation Agent or the Information Agent.

     None of Airborne, the Dealer Manager, the Solicitation Agent or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Notes into the Tender Offer or consent or refrain from consenting to the Proposed Amendments.

                              SUMMARY TERM SHEET

     The following are additional answers to some of the questions that you, as a holder of the 5.75% Convertible Senior Notes Due 2007 of Airborne, Inc. may have with respect to the amended Tender Offer. We urge you to read the remainder of this Supplement along with the Offer to Purchase and its accompanying Consent and Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the related documents.


WHY ARE YOU AMENDING THE TENDER OFFER?

o We are amending our original Tender Offer to purchase your Notes to increase the cash portion of the consideration payable as part of the Cash and Stock Consideration. Airborne is now offering to purchase any and all outstanding Notes in the Tender Offer for, at the election of the Holder, either (i) a cash payment of $1,080 per $1,000 principal amount of the Notes or (ii) a cash payment $993.65 plus 42.7599 shares of common stock of ABX Air, Inc., per $1,000 principal amount of the Notes, with cash paid in lieu of fractional shares.

HAVE THERE BEEN CHANGES IN THE CONDITIONS TO THE TENDER OFFER?

o No. There are no additional conditions to the Tender Offer except as set forth in the Offer to Purchase under the heading "The Tender Offer - Principal Terms of the Tender Offer - Conditions to the Tender Offer."

IF I HAVE ALREADY TENDERED MY NOTES IN THE ORIGINAL TENDER OFFER DO I HAVE DO ANYTHING NOW?

o Depending upon the policies of any intermediary through which Notes have been previously tendered, it may be necessary to retender previously tendered Notes into the amended Tender Offer. Please follow the instructions in the Offer to Purchase under the heading "The Tender Offer
     - Procedures for Tendering Notes and Delivering Consents in the Tender Offer." Notes validly tendered prior to the date of this Supplement and not validly withdrawn will receive the consideration payable under the alternative elected by the Holder, as amended hereby in the case of the Cash and Stock Consideration.

HAS THE EXPIRATION DATE OF THE TENDER OFFER BEEN CHANGED?

o Yes. The expiration date of the offer is now 11:59 p.m., New York City time, on Friday, December 5, 2003, unless the offer is extended.

CAN YOU WITHDRAW YOUR TENDERED NOTES?

o Yes. You may withdraw Notes tendered into the Tender Offer at any time before 11:59 p.m., New York City time, on December 5, 2003 or, if the Tender Offer is extended, 11:59 p.m., New York City time, on such later date. To withdraw your Notes from the Tender Offer, and thereby revoke your consent, please follow the instructions set forth in the Offer to Purchase under the heading "The Tender Offer -- Withdrawal of Notes and Revocation of Consents from the Tender Offer." If you withdraw your tendered Notes, you will be deemed to have revoked your consent with respect to the withdrawn Notes.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

o You can call the Dealer Manager at (866) 627-0391 (toll free) or (212) 250-7445 (collect) or the Information Agent at (888) 887-0082 (toll free). You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Tender Offer.

                                 INTRODUCTION

     The following information amends and supplements the Offer to Purchase, Consent Solicitation Statement and Change in Control Notice dated October 15, 2003, as amended November 5, 2003 (the "Offer to Purchase") of Airborne, Inc., pursuant to which Airborne has increased the cash portion of the Cash and Stock Consideration to purchase all of its outstanding 5.75% Convertible Senior Notes due 2007 (the "Notes"). Airborne is now offering to purchase any and all outstanding Notes in the Tender Offer for, at the election of the Holder, either (i) a cash payment of $1,080 per $1,000 principal amount of the Notes ("All Cash Consideration") or (ii) a cash payment $993.65 plus 42.7599 shares of common stock of ABX Air, Inc. ("ABX Air"), per $1,000 principal amount of the Notes (the "Cash and Stock Consideration"), with cash paid in lieu of fractional shares, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the related Consent and Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

     This Supplement should be read in connection with the Offer to Purchase. Except as expressly set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase and the Consent and Letter Transmittal previously mailed to Holders remain applicable in all respects to the Offer. Terms used but not defined herein have the meaning set forth in the Offer to Purchase.

     Depending upon the policies of any intermediary through which Notes have been previously tendered, it may be necessary to retender previously tendered Notes into the amended Tender Offer. Please follow the instructions in the Offer to Purchase under the heading "The Tender Offer - Procedures for Tendering Notes and Delivering Consents in the Tender Offer." Notes validly tendered prior to the date of this Supplement and not validly withdrawn will receive the consideration payable under the alternative elected by the Holder, as amended hereby in the case of the Cash and Stock Consideration.

     Procedures for tendering Notes are set forth in the Offer to Purchase and the related Consent and Letter of Transmittal. See "The Tender Offer - Procedures for Tendering Notes and Delivering Consents in the Tender Offer." Tendering Holders may continue to use the Consent and Letter of Transmittal previously circulated with the Offer to Purchase. Although the Consent and Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, Holders using such document to tender their Notes will nevertheless be deemed to be tendering pursuant to the amended Offer and if Notes are accepted for payment and paid for by Airborne pursuant to the Offer, such Holder will receive the increased cash consideration payable if such Holder elects to receive the Cash and Stock Consideration described in this Supplement.

     Holders are urged to read the Offer to Purchase, this Supplement and the related Consent and Letter of Transmittal carefully before deciding whether to tender their Notes.

                               The Tender Offer

1. Acceptance for Payment and Payment for Notes. Airborne will accept for payment, and will pay for, the Notes in the Offer as set forth in the Offer to Purchase under the heading "The Tender Offer - Principal Terms of the Tender Offer - Acceptance of Notes for Purchase and Payment for Notes in the Tender Offer."

2. Procedures for Tendering Notes and Delivering Consents in the Tender Offer. The procedures for tendering Notes are set forth in the Offer to Purchase under the heading "The Tender Offer - Procedures for Tendering Notes and Delivering Consents in the Tender Offer." Holders tendering Notes may use the Consent and Letter of Transmittal that was distributed with the Offer to Purchase and will receive the increased cash consideration payable if such Holder elects to receive the Cash and Stock Consideration, upon the terms and subject to the conditions of the Offer.

3. Withdrawal Rights. Holders may withdraw Notes tendered into the Tender Offer at any time before 11:59 p.m., New York City time, on December 5, 2003, or, if the Tender Offer is extended, 11:59 p.m., New York City time, on such later date. To withdraw your Notes from the Tender Offer, and thereby revoke your consent, please follow the instructions under "The Tender Offer -- Withdrawal of Notes and Revocation of Consents from the Tender Offer" in the Offer to Purchase. If you withdraw your tendered Notes, you will be deemed to have revoked your consent with respect to the withdrawn Notes.

4. Price Range of Notes. The discussion set forth in the Offer to Purchase under the heading "Market Price Information for the ABX Air Common Stock" is hereby amended and supplemented as follows:

"Since the common stock of ABX Air started to trade, the high and low closing prices have been $4.05 and $0.60, respectively. As of November 14, 2003, there were approximately 52,107,129 shares of ABX Air common stock outstanding. On November 5, 2003, the closing price of a share of ABX Air common stock, as reported on OTC Bulleting Board, was $3.65. On November 20, 2003, the closing price on the OTC Bulletin Board for a share of ABX Air's common stock was $3.85."

5. Certain Conditions to the Offer. The Conditions to the Tender Offer are set forth in the Offer to Purchase under the heading "The Tender Offer - Principal Terms of the Tender Offer - Conditions to the Tender Offer."

                               The Depositary for the Tender Offer is:

                                 DEUTSCHE BANK TRUST COMPANY AMERICAS

                                     Information (800) 735-7777


By Registered or Certified Mail:    Regular Mail & Overnight Courier:         In Person by Hand Only:

  DB Services Tennessee, Inc.          DB Services Tennessee, Inc.          Deutsche Bank Trust Company
      Reorganization Unit           Corporate Trust & Agency Services                 Americas
        P.O. Box 292737                   Reorganization Unit                C/O The Depository Trust
   Nashville, TN 37229-2737            648 Grassmere Park Road                Clearing Corporation
      Fax: (615) 835-3701                 Nashville, TN 37211               55 Water Street, 1st floor
                                       Attention: Karl Shepherd               Jeanette Park Entrance
                                          Confirm by Telephone                  New York, NY 10041
                                            (615) 835-3572



     Any requests for assistance or additional copies of this Supplement, the Offer to Purchase, the Consent and
Letter of Transmittal and any other documents related to the Offer may be directed to the Information Agent at the telephone numbers and address set forth below.

                              The Information Agent for the Tender Offer is:

                                        D.F. King & Co., Inc.
                                          48 Wall Street
                                      New York, New York 10005
                                   Banks and Brokers, Call Collect:
                                           (212) 269-5550
                                      All Others Call Toll Free:
                                           (888) 887-0082

     Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth below. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning any of the transactions described in the Offer to Purchase.

                       The Dealer Manager for the Tender Offer and the Solicitation Agent
                                          for the Solicitation is:

                                      DEUTSCHE BANK SECURITIES INC.
                                       Liability Strategies Group
                                             60 Wall Street
                                       New York, New York 10005
                                      (866) 627-0391 (toll free)
                                       (212) 250-7445 (collect)
                                         Attention: Jenny Lie

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